UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 18, 2008

Date of Report (Date of earliest event reported)

BLADELOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-33589 (Commission File No.)	04-3569976 (IRS Employer Identification No.)

10 Maguire Road, Building 3

Lexington, Massachusetts  02421

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (781) 257-3500

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Merger (as defined below), BladeLogic, Inc., a Delaware corporation (the “Company”), notified the national securities exchange NASDAQ of its intent to remove its common stock from listing on the NASDAQ Global Market and requested NASDAQ to file a delisting application with the SEC to delist and deregister its common stock.

Item 5.01.                  Changes in Control of Registrant.

On April 18, 2008, BMC Software, Inc., a Delaware corporation (“BMC”) and its wholly owned subsidiary, Bengal Acquisition Corporation, a Delaware corporation (the “Purchaser”), announced the expiration of the initial period of the Offer by the Purchaser to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”) of the Company for $28.00 per Share to the seller in cash without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 21, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Offer”).  The Offer and the withdrawal rights expired at midnight, Boston, Massachusetts time, on April 17, 2008, at which time, based on the information provided by the Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), an aggregate of 27,368,539 Shares were validly tendered and not withdrawn prior to the expiration of the Offer (including certain Shares tendered under guaranteed delivery procedures), representing approximately 96.7% of the Shares.  The Purchaser accepted all validly tendered and not withdrawn Shares for payment and promptly made payment for such Shares in accordance with the terms of the Offer and applicable law.  The Offer was made in accordance with, and the acceptances made pursuant to, the terms of the Agreement and Plan of Merger dated as of March 17, 2008 (the “Merger Agreement”) by and among BMC, the Purchaser and the Company.

On April 18, 2008, BMC completed the acquisition of the Company through the merger of Purchaser with and into the Company (the “Merger”) in accordance with applicable provisions of Delaware law that authorize the completion of the Merger without a vote of stockholders of the Company.  In the Merger, all remaining Shares (other than (i) Shares owned by the Company, BMC, the Purchaser or any of their respective wholly owned subsidiaries, which will be canceled and retired and shall cease to exist, and (ii) Shares owned by the Company’s stockholders who perfect their appraisal rights under the General Corporation Law of the State of Delaware) were converted into the right to receive $28.00 net in cash, without interest and less any required withholding taxes.  As contemplated by the Merger Agreement, at the effective time of the Merger, the Certificate of Incorporation and Bylaws of the Company were amended and restated to be the same as the Certificate of Incorporation and Bylaws of the Purchaser in effect immediately prior to the effective time of the Merger, with the exception that the name of the surviving corporation remained “BladeLogic, Inc.”

BMC provided the Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and not withdrawn and provided funding for the Merger.

The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Form 8-K filed with the Securities and Exchange Commission by the Company on March 17, 2008 and is incorporated by reference into this Item 5.01.

Item 5.02.                  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with the Merger Agreement and effective as of the acceptance for payment of the Shares by the Purchaser, Messrs. Dev Ittycheria, Vijay Manwani, Steven C. Walske, Edwin J. Gillis, Peter Gyenes and Mark Terbeek resigned as members of the Company’s Board of Directors.

At the effective time of the Merger, Messrs. R. David Tabors and Robert P. Goodman resigned as members of the Company’s Board of Directors, and the sole director of the Purchaser immediately prior to the effective time of the Merger became the sole director of the Company and appointed new officers of the Company to replace the officers serving immediately prior to the effective time of the Merger.

Item 9.01.                  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are attached to this Current Report on Form 8-K:

Exhibit 2.1

Agreement and Plan of Merger, dated as of March 17, 2008, by and among BMC Software, Inc., a Delaware corporation, Bengal Acquisition Corporation, a Delaware corporation, and BladeLogic, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 17, 2008).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2008	BLADELOGIC, INC.

	By:	/s/ John J. Gavin Jr.
Name: John J. Gavin, Jr.
Title: Vice President

EXHIBIT INDEX

Exhibit 2.1

Agreement and Plan of Merger, dated as of March 17, 2008, by and among BMC Software, Inc., a Delaware corporation, Bengal Acquisition Corporation, a Delaware corporation, and BladeLogic, Inc., a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on March 17, 2008).